Exhibit 99.1
Red Lion Hotels Corporation Hires Dan Jackson as CFO
(Spokane, WA, November 2, 2010) - Red Lion Hotels Corporation (NYSE: RLH) has hired Dan Jackson as Senior Vice President and Chief Financial Officer effective November 10, 2010. Jackson has been involved in senior level finance and strategic planning for more than 20 years, has significant experience in the hospitality industry and possesses a proven record of motivating and building strong teams.
As Executive Vice President and CFO for KinderCare Learning Centers, Inc. and its successor, Knowledge Learning Corporation, Jackson oversaw all financial operations and worked with investment banks and lenders in negotiating financing for a company with over 1,650 locations. During his tenure with KinderCare, the company grew its EBITDA from $82 million in fiscal year 1997 to $134 million in fiscal year 2004. Prior to KinderCare, Jackson was Vice President and Controller for Red Lion Hotels, Inc. when it was held by Kohlberg Kravis Roberts & Co. During his 12 year tenure at Red Lion, he was responsible for the financial operations of over 50 hotels and was instrumental in the company’s initial public offering and subsequent sale to Doubletree Hotels.
“Dan’s knowledge of the hotel industry combined with his executive-level expertise in strategic planning and financing is a great fit for Red Lion Hotels at this time,” said Jon E. Eliassen, Interim President & CEO of Red Lion Hotels Corporation. “We are pleased to have someone of Dan’s caliber join us.”
Dan Jackson replaces Anthony Dombrowik, who left Red Lion Hotels Corporation in October after accepting a position as Chief Financial Officer at Ambassadors Group, Inc., based in Spokane.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale full, select and limited service hotels under its Red Lion® brand. As of June 30, 2010, the RLH hotel network was comprised of 43 hotels located in eight states and one Canadian province, with 8,383 rooms and 419,987 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.
Contact:
Pam Scott
Red Lion Hotels Corporation
509-777-6393 (d)
509-570-4610 (c)
Pam.Scott@redlion.com
www.redlion.com